Exhibit 10.7

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”), made and entered into as of December 20, 2012, among James T. Sartain (“Sartain”), FirstCity Financial Corporation, a Delaware corporation (“Company”), and solely for purposes of Section 5 hereof and any other provision which expressly applies to the “parties” to this Agreement, Värde Partners, Inc. (“Värde”);

WITNESSETH THAT:

WHEREAS, Sartain is currently employed by Company as its President and Chief Executive Officer;

WHEREAS, pursuant to that certain Agreement and Plan of Merger among Hotspurs Holdings LLC (“Parent”), Hotspurs Acquisition Corporation (“Merger Subsidiary”) and Company dated December 20, 2012 (the “Merger Agreement”), Merger Subsidiary will merge with and into Company and Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Sartain will retire from employment with Company and its affiliates; and

WHEREAS, Company has determined that it is appropriate to provide retirement payments to Sartain upon his retirement and to require from Sartain certain agreements and covenants in exchange for such retirement payments, including a mutual release and waiver; and

WHEREAS, following the Closing Date (as defined in the Merger Agreement) Värde will engage Sartain as a strategic consultant in accordance with the terms of Section 5 hereof;

NOW, THEREFORE, the parties agree as follows, all conditioned upon the Closing of the transactions contemplated by the Merger Agreement:

1.             Effective Date.  This Agreement shall become effective on the Closing Date (the “Effective Date”), which is anticipated to occur during the 2013 calendar year, provided that Sartain remains employed by Company through the Closing.  Notwithstanding the foregoing or any other provision of this Agreement, this Agreement is conditioned upon and shall become effective only upon the consummation of the transactions contemplated by the Merger Agreement and if such transactions are not consummated, this Agreement shall be of no force and effect and shall terminate automatically without any further actions of the parties.

2.             Release Requirements.  In consideration of the Retirement Payments (as defined in Section 4 hereof) provided to Sartain in accordance with this Agreement, on or after the Effective Date Sartain is required to execute a Mutual Release and Waiver, in the form set forth as Exhibit A of this Agreement (as the same may be updated in connection with the Closing), which Exhibit A is attached to and forms a part of this Agreement (the “Sartain Release”), the Sartain Release shall become effective, and the Sartain Release shall not be revoked by Sartain.  The requirements set forth in this Section 2 are referred to herein as the “Release Requirements”.  Company also agrees to enter into the Sartain Release.

3.             Termination Date.  Subject to the terms and conditions of this Agreement, Sartain’s employment with Company and its affiliates shall terminate effective as of Closing (the “Termination Date”) and Sartain shall cease to be an officer and/or director of Company and its affiliates as of the Termination Date.

4.             Payments on Retirement.  Subject to the terms and conditions of this Agreement, in consideration of Sartain’s past services for Company, the Sartain Release and the provisions of Sections 6 and 7 of this Agreement, Sartain shall be entitled to the following compensation and other payments and benefits under this Agreement:

(a)           On the Termination Date or otherwise in accordance with applicable law, Company shall pay to Sartain any accrued but unpaid wages and any other accrued but unpaid compensation which is owed to Sartain by Company for periods ending on or prior to the Termination Date.  Sartain shall be entitled to any compensation or benefits under employee benefit plans and arrangements maintained by Company and its affiliates which have accrued to him as of the Termination Date under the express provisions of such plans and arrangements, including payment for accrued and unused vacation in the amount of $76,921.60, which amount shall be reduced by any vacation time actually used by Sartain from January 1, 2013 through the Termination Date, it being understood that in no event shall this Agreement provide any compensation or benefit in substitution for, or otherwise in lieu of, any compensation or benefit to which Sartain is entitled under any such plan or arrangement.

(b)           On the 8th day following the Termination Date (the “Payment Date”), Company shall pay to Sartain, in a lump sum cash payment, the annual bonus amount that Sartain would have been entitled to receive under Company’s 2012 bonus plan had the Termination Date not occurred, to the extent not already paid to Sartain on the Payment Date, in accordance with the normal provisions of the 2012 bonus plan (or in an amount and to the extent otherwise determined by the Compensation Committee of the Company’s Board of Directors pursuant to the provisions of the 2012 bonus plan); provided, however, that in the event that, as of the Payment Date, the 2012 bonus has not been paid to executives generally in accordance with the past practices of Company, then the 2012 bonus shall be paid as of the date that such bonus is otherwise paid to executives in accordance with past practices.

(c)           On the Payment Date, Company shall pay Sartain a lump sum cash payment equal to $1.25 million.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no payments shall be paid to Sartain pursuant to paragraphs 4(b) or (c) (collectively, “Retirement Payments”) unless the Release Requirements are met as of the Payment Date.  If the Release Requirements are not met on the Payment Date, Sartain shall have no rights to the Retirement Payments and Company shall not pay any Retirement Payments to Sartain.

In addition to the foregoing, at the Termination Date, (i) Sartain shall be entitled to maintain his cell phone number and Company will cooperate in the transfer of such number into Sartain’s name, and (ii) Sartain shall be entitled to retain and remove from Company premises any furniture, artwork or mementos owned by him as documented in Schedule 4 attached hereto, which Schedule 4 shall be completed by Sartain and provided to Company within 30 days from the date hereof.

5.             Consulting Services.  Subject to the terms and conditions of this Agreement, Värde hereby retains the services of Sartain as a consultant for the period beginning on the Effective Date and ending on the six month anniversary of the Effective Date (the “Consulting Term”); provided, however, that Värde and Sartain, by mutual agreement, may extend the Consulting Term past the six month anniversary of the Effective Date in 30 day increments and, in the event of any such extension, the terms and conditions of this Section 5 shall continue to apply for such extended period.  Sartain hereby agrees to render consulting services to Värde during the Consulting Term in accordance with this Agreement.  Sartain agrees that, during the Consulting Term, while he is obligated to provide services to Värde pursuant to this Agreement, he shall provide such consulting services relating to strategic matters and operations relating to the Company as may be requested by Värde (or the Company with Värde’s consent) and Värde on matters as may be reasonably requested from time to time by the senior management of Värde (collectively “Consulting Services”); provided, however, that, in no event shall Sartain be required to devote more than 30 hours during any full calendar month to the performance of Consulting Services hereunder (which hours shall be proportionately reduced for any partial calendar month occurring during the Consulting Term).  Subject to the foregoing provisions of this Section 5, nothing in this Agreement shall preclude Sartain from performing services for persons or entities other than Värde and its affiliates during the Consulting Term or thereafter.  In consideration of the obligations of Sartain under this Section 5, Värde shall pay Sartain a “Consulting Fee” in the amount of $16,666.67 per month during the Consulting Term, which amount shall be paid monthly; provided, however, that Värde may accelerate the payment of any portion of the Consulting Fee to the extent that such acceleration would not violate section 409A of the Code.

6.             Confidential Information.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that Sartain has express authorization from Company, Sartain agrees that he will keep secret and confidential indefinitely, will not disclose, either directly or indirectly, to any other person, firm, or business entity, and will not use in any way, any non-public information concerning Company and its affiliates (including Värde and its affiliates) which was acquired by or disclosed to him during the course of his employment with Company (or during the Consulting Term), including, without limitation, Company’s and its affiliates customers, products, equipment, processes, costs, operations and methods, whether past, current, or planned, as well as knowledge and data relating to processes, business plans, marketing and sales information originated, owned, controlled or possessed by Company or its affiliates .  Nothing in the foregoing provisions of this Section 6 shall be construed so as to prevent Sartain from using, in connection with his employment for himself, for an employer (or other recipient of his services), or otherwise, knowledge which was acquired by him during the course of his employment or other engagement by Company and which is generally known to persons of his experience in other companies in the same industry or such information that otherwise becomes publicly available through no fault of Sartain.

7.             Non-solicitation.  Sartain agrees that from and after the Termination Date, and for a period of twelve (12) months thereafter (the “Restricted Period”), neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity or business will (a) request, induce or attempt to influence, directly or indirectly, any employee of Company or any of its affiliates to terminate their employment with Company or any of its affiliates or (b) employ any person who, during his period of employment with Company was, or after the Termination Date is, an employee of Company or any of its affiliates; provided, however, that the foregoing restrictions shall not apply to general employment solicitations and not directed to an employee of Company or its affiliates or the hiring of any former employee of Company or any of its affiliates who was not solicited to leave or induced to leave the employment of Company or any of its affiliates by Sartain.  Sartain further agrees that, during the Restricted Period, he shall not, directly or indirectly, as an individual, employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of Company or of any other person, entity or business), solicit or encourage any supplier, contractor, partner or investor of Company or any of its affiliates, determined as of the Effective Time (or, if later, the end of the Consulting Term) to terminate, limit or otherwise alter his, her or its relationship with Company; provided, however, that the foregoing restrictions shall not apply to general solicitations or communications by Sartain or any such entity that are not directed at any suppliers, contractors, partners or investors of the Company or its affiliates for the purpose of soliciting or encouraging them to terminate, limit or otherwise alter his, her or its relationship to the Company or any of its affiliates.  Notwithstanding any contrary provisions of the immediately preceding sentence, this Section 7 is not intended and shall not be construed as a covenant of noncompetition on the part of Sartain, and Sartain shall be entitled following his employment with Company to become an employee, partner, investor, member, consultant or participant with any third party that itself may be engaged in a business similar to that of Company.

8.             Amendment.  This Agreement may be amended or canceled only by mutual agreement of Company and Sartain (or, with respect to Section 5, Värde and Sartain) in writing without the consent of any other person.  So long as Sartain lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

9.             Successors and Affiliates.  This Agreement shall be binding on, and inure to the benefit of, Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Company’s assets and business.  With respect to Section 5, the provisions of this Section 9 shall be applied to Värde.

10.          Remedies.  Sartain acknowledges that Company and its affiliates would be irreparably injured by his violation of Sections 6 or 7, and he agrees that Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Sartain from any actual or threatened breach of Sections 6 or 7.

11.          Withholding.  To the extent required by applicable law, all amounts otherwise payable under the Agreement shall be subject to withholding and other employment taxes.

12.          Waiver of Breach.  The waiver by one party of another party’s breach of any provision of this Agreement shall not operate as or be deemed a waiver by the non-breaching party(ies) of any subsequent breach.  Continuation of payments or benefits hereunder by Company or Värde (as applicable) following a breach by Sartain of any provision of this Agreement shall not preclude Company or Värde, as applicable, from thereafter exercising any right that it may otherwise independently have to terminate said payments or benefits based upon the same violation.

13.          Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

14.          Notices.  All notices hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, sent by registered or certified mail, postage prepaid, sent by overnight courier or facsimile, at such addresses as the parties may from time to time provide to each other.

15.          Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any state.

16.          Counterparts.  This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

17.          Other Agreements.  Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between Sartain and Company on one hand and Sartain and Värde on the other hand relating to the subject matter hereof and supersedes all prior agreements and understandings between or among the parties relating to the subject matter hereof, whether written or oral.

18.          Special Section 409A Provisions.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Termination Date (or other separation from service or termination of employment):

(a)           and if Sartain is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following Sartain’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following Sartain’s separation from service; and

(b)           the determination as to whether Sartain has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

FIRSTCITY FINANCIAL CORPORATION

By	/s/ William P. Hendry
Its	Chairman of the Board

Solely for purposes of Sections 5 hereof:

VÄRDE PARTNERS, INC.

By	/s/ Jason R. Spaeth
Its	Managing Principal

/s/ James T. Sartain
James T. Sartain

Exhibit A

SARTAIN RELEASE

MUTUAL RELEASE AND WAIVER

This document is attached to, is incorporated into, and forms a part of, a Retirement and Consulting Agreement dated as of December 20, 2012 (the “Agreement”) between FirstCity Financial Corporation (“Company”) and James T. Sartain (“Sartain”) and, for certain limited purposes, Värde Partners, Inc.  Except for a claim based upon a breach of the Agreement, Sartain, on behalf of himself and his heirs, representatives, agents, and insurers (hereinafter the “Employee Releasors”) releases and forever discharges Company, and its current and former officers, directors, trustees, members, representatives, agents, employees, and insurers, and its affiliates, predecessors and successors and their respective officers, directors, representatives, agents, employees, and insurers (hereinafter collectively and individually the “Releasees”) from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, known or unknown (sometimes referred to in this Release as “Claims”) which Sartain (or the other Employee Releasors may have) now has or claims, or might hereafter have or claim, against the Releasees based upon or arising out of any matter or thing whatsoever, through the date of this Mutual Release and Waiver, including but not limited to any alleged violation of the Age Discrimination in Employment Act of 1967, as amended (including amendments made by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, The National Labor Relations Act, as amended, The Fair Labor Standards Act, as amended, The Occupational Safety and Health Act, as amended, The Family and Medical Leave Act of 1993, any state antidiscrimination law, any state wage and hour law, any other local state or federal law, regulations or ordinance, any public policy, contract, tort or common law or any allegation for costs, fees or other expenses ,including attorneys’ fees, incurred in these matters.  Claims for breach of the Agreement by Company are not waived or released by Employee Releasors.

Company, in exchange for good and valuable consideration, releases and forever discharge Employee Releasors from any and all Claims which Company now has or claims, or might hereafter have or claim, against the Employee Releasors based upon or arising out of any matter or thing whatsoever, through the date of this Mutual Release and Waiver with the exception of willful misconduct, fraud or criminal conduct in the discharge of Sartain’s employment duties or acts knowingly outside the scope of his employment with Company, provided further that as of the date of signing this Mutual Release and Waiver, the Company is not aware of any circumstances falling

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within this exception.  In addition, claims for breach of the Agreement by Sartain are not waived or released by the Company.

The following provisions are applicable to and made a part of the Agreement and this Mutual Release and Waiver:

(a)                                 In exchange for this Mutual Release and Waiver, Sartain hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under Company’s policies or applicable law.

(b)                                 Company hereby expressly advises Sartain to consult with an attorney of his choosing prior to executing the Agreement or this Mutual Release and Waiver.

(c)                                  Sartain has forty-five (45) days from the Effective Date (as defined in the Agreement) to consider whether or not to execute this Mutual Release and Waiver.  In the event of such execution, Sartain has a further period of seven (7) days from the date of said execution in which to revoke said execution.  The Mutual Release and Waiver will not become effective until expiration of such revocation period.

(d)                                 This Mutual Release and Waiver and the commitments and obligations of the Company and Sartain under the Agreement:

(i)                                                                 shall become final and binding immediately following the expiration of Sartain’s right to revoke the execution of the Agreement in accordance with paragraph (c) of this Exhibit A;

(ii)                                                               shall not become final and binding until the expiration of such right to revoke; and

(iii)                                                           shall not become final and binding if Sartain revokes such execution by writing delivered to Company’s Board of Directors on or prior to the date on which his right to revoke the execution of this Agreement expires.

(e)                                  Sartain hereby acknowledges that he has carefully read and understands the terms of the Agreement and this Mutual Release and Waiver and each of his rights as set forth therein and that, by executing this Mutual Release and Waiver and to receive thereby the payments and benefits agreed to in the Agreement, he freely and knowingly, and after due consideration, voluntarily enters into this Mutual Release and Waiver.  Sartain further agrees that if he signs this Mutual Release and Waiver in less than 45 days, he confirms by such signature that he does so freely and knowingly, after due consideration, voluntarily and without any pressure or coercion of any nature from anyone at Company.  [TO BE ATTACHED AT EFFECTIVE DATE:  A list of the job titles and ages of all

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individuals eligible to and not eligible to receive severance is attached hereto as Appendix 1.]

MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THIS ENTIRE DOCUMENT, UNDERSTAND WHAT I AM SIGNING, AND AM ACTING VOLUNTARILY OF MY OWN FREE WILL, HAVING RECEIVED VALUABLE CONSIDERATION FOR THIS AGREEMENT. THE COMPANY HAS HEREBY ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY AND ANY OTHER ADVISORS OF MY CHOICE PRIOR TO SIGNING THIS MUTUAL RELEASE AND HAS ADVISED ME THAT I AM RELEASING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AMONG OTHER CLAIMS, AND FURTHER THAT I WILL NOT RECEIVE ANY PAYMENTS OR BENEFITS EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

SIGNATURE	DATE

Agreed by:

FIRSTCITY FINANCIAL CORPORATION

By::

Its:

Date:

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Schedule 4

[To be supplied by Sartain]

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